EXHIBIT 10(i)(1)

                           CONFIDENTIAL





                  AMERICAN ELECTRIC POWER SYSTEM


              MANAGEMENT INCENTIVE COMPENSATION PLAN


                               1995

                         TABLE OF CONTENTS

                                                             PAGE

INTRODUCTION                                                   iv

     1.0  OVERVIEW                                             1
          1.1  Participation in MICP                           1
          1.2  MICP Award Limitation                           2

     2.0  TARGET AWARD ALLOCATIONS                             3

     3.0  AEP CORPORATE PERFORMANCE CRITERIA                   5
          3.1  Average Annual ROE                              5
          3.2  Total Investor Return                           6
          3.3  Realization Ratio                               7

     4.0  OPERATING COMPANY/DIVISION PERFORMANCE CRITERIA      8
          4.1  Marketing Performance                           8
          4.2  Safety Performance                              9
          4.3  O&M Expense vs. Budget                         11
          4.4  Customer Service Reliability Index             12

     5.0  POWER PLANT MANAGERS                                13

     6.0  CENTRALIZED PLANT MAINTENANCE MANAGERS              13

     7.0  CENTRAL MACHINE SHOP MANAGER                        13

     8.0  TIDD PLANT MANAGER                                  13

     9.0  FUEL SUPPLY PERFORMANCE CRITERIA                    14
          9.1  Adjusted Cost of Coal Produced from
               Affiliated Mines                               14
          9.2  PUCO Cap Performance                           15
          9.3  Safety Performance                             15
          9.4  Senior Vice President and Senior Staff - Fuel
               Supply - Delivered Fuel Prices                 16
          9.5  Vice President - Fuel Procurement Measures     16
          9.6  General Mine Managers/General Superintendent
               Measures                                       17
          9.7  Manager - River Transportation Measures        18
          9.8  Manager - Cook Coal Terminal Measures          18
          9.9  Managing Director - Transportation Measures    19

    10.0  DEPARTMENT OBJECTIVES                               20

    11.0  THE MICP IN ACTION                                  21

    12.0  PAYMENT RIGHTS AT TERMINATION OF ACTIVE EMPLOYMENT  24
          12.1 Termination After Completion of Plan Year      24

          12.2 Termination Due to Death, Retirement, or
               Disability                                     24
          12.3 Involuntary Termination During Plan Year       25

    13.0  CHANGES IN SALARY/POSITION/PARTICIPATION            26

    14.0  PLAN ADMINISTRATION                                 27


                             ADDENDUM
                                                             PAGE

    15.0  MICP AWARD DISTRIBUTIONS                            A-1

    16.0  POSSIBLE ADJUSTMENTS TO CORPORATE PERFORMANCE DATA  A-3

    17.0  FUEL SUPPLY PAYMENT SCHEDULES                       A-4
          17.1  Senior Vice President - Fuel Supply           A-4
          17.2  Delivered Fuel Prices                         A-4

          17.3  Vice President - Fuel Procurement             A-4
          17.4  Delivered Fuel Prices                         A-4
          17.5  Sum Total of PV Benefits/Special Contract
                Renegotiations                                A-5

          17.6  General Mine Managers/General Superintendent
                (Meigs)                                       A-6
          17.7  Southern Ohio Coal Company - Meigs            A-6
          17.8  Central Ohio Coal Company                     A-6
          17.9  Windsor Coal Company                          A-7
          17.10 All Coal Mines - Safety Incidence Rate        A-7

          17.11 Manager - River Transportation                A-8
          17.12 River Transportation Operating Cost Per
                Ton Mile                                      A-8
          17.13 River Transportation Safety Incidence Rate    A-8

          17.14 Manager - Cook Coal Terminal                  A-9
          17.15 Cook Coal Terminal Adjusted Expenses          A-9
          17.16 Cook Coal Terminal Safety Incidence Rate      A-9

          17.17 Managing Director - Transportation           A-10
          17.18 Cook Coal Terminal Adjusted Expenses         A-10
          17.19 River Transportation Operating Cost Per
                Ton Mile                                     A-10
          17.20 Delivered Fuel Prices                        A-11
          17.21 River Transportation and Cook Coal Terminal
                Safety Incidence Rate                        A-11

                           INTRODUCTION


The American Electric Power System will continue the Management Incentive Compensation Plan (MICP) during 1995, with revisions from the 1994 Plan. The Plan's purpose is to bring together the interests of key managers with those of the AEP System's customers and shareholders by providing performance incentives to serve customers' needs and meet shareholders' financial expectations at the highest possible levels.

Through the MICP, a key manager can receive an annual monetary award in addition to base salary, if certain performance levels are met. The Plan is designed to help motivate a consistent level of superior Company performance by rewarding those principally accountable for achieving it.

This Plan provides an element of compensation which will vary directly with Company performance. It will ensure that key managers are compensated competitively and consistent with the AEP System's financial and operating performance.

Any questions about the Plan should be directed to the Assistant Vice President-Compensation and Benefits through the respective Operating Company President, Senior Vice President-Fuel Supply, or AEPSC Department head.

                       1.0  OVERVIEW OF THE
              MANAGEMENT INCENTIVE COMPENSATION PLAN

A participant in the MICP is assigned an annual target award expressed as a percentage of annual base earnings. Actual awards can vary from 0% to 150% of the target award, based on performance.

Performance criteria are established each year for the following organization units:

     -  AEP Corporate
     -  Each Operating Company (including Fuel Supply)
     -  Individual Units

Each participant in the MICP is assigned a target award percentage and advised how that target award is allocated by organizational unit. After the end of a year, actual awards are determined based on how well the participant and/or the organizational units meet their performance criteria.

During the first part of the year following each performance year a participant will receive 80% of any actual award in cash unless a deferral election had been made in accordance with Section 15.2. The remaining 20% is deferred in the form of AEP common stock units payable 3 years later (see Addendum page A-1) unless a deferral election had been made in accordance with Section 15.2. The Plan will pay out 75% and defer 25% of the award to those employees participating in the MICP and an all-employee variable pay plan.

1.1  PARTICIPATION IN MICP

     Participation in MICP is limited each year to a select group of key managers and executives whose performance most significantly affects the Company's success. Positions eligible and individual executives were approved for participation by the Chief Executive Officer at the inception of the Plan. The following procedures apply to the addition of any other positions or executives:

     A.   OPERATING COMPANIES

          Participation is generally automatic for employees promoted or transferred to a position that has been previously approved as eligible for participation in the Plan, effective on the promotion or transfer date. However, if an employee is demoted to a position normally covered by the MICP, approval of the Chief Executive Officer is required for the demoted employee to be eligible to continue as a participant. Requests for such approval should be submitted to the Executive Vice President.

     B.   AEPSC AND FUEL SUPPLY DEPARTMENT

          Prior to becoming a participant in the Plan, specific approval of the Chief Executive Officer is required for all employees or positions not previously eligible to participate in the Plan. Requests for approval by the Chief Executive Officer should be submitted through the AVP-Compensation & Benefits.

     An executive who is not currently a Plan participant and who is entering an eligible position for the first time, will generally be eligible to participate in that year's Plan if the promotion/transfer date is prior to October 1. If it is after this date, the executive will be eligible to participate in the following year's Plan.

1.2  MICP AWARD LIMITATION

     No award is payable unless AEP's dividends remain at prevailing levels and net income is greater than dividend payments in the current year.


                   2.0  TARGET AWARD ALLOCATIONS

Target awards of MICP participants are allocated to AEP Corporate and other organization units, as follows:

                                 Target
                                Award* as
                               Percent of   Percent of Awards Allocated
       Participant             Base Salary    to Organizational Units

Office of the Chairman             30       100  Corporate Performance

AEPSC Treasurer, VPs, and SVPs     25       75   Corporate Performance
                                            25   Department Performance
                                                           or
                                            100  Corporate Performance

Senior VP - Fuel Supply            25       25   Corporate Performance
                                            50   Fuel Supply Performance
                                            25   Delivered Fuel Prices

Operating Company Presidents       25       50   Corporate Performance
                                            50   Operating Company Performance

AEPSC Senior Division Managers     20       75   Corporate Performance
and Others as Designated                    25   Department Performance
                                                           or
                                            100  Corporate Performance

Operating Company VPs              20       50   Corporate Performance
                                            50   Operating Company Performance

Operating Company G.O. Department  20       25   Corporate Performance
Heads and Executive Assistants              50   Operating Company Performance
                                            25   Department Performance
                                                           or
                                            25   Corporate Performance
                                            75   Operating Company Performance

Operating Company Division/Region  20       25   Corporate Performance
Managers                                    25   Operating Company Performance
                                            50   Division/Region Performance

Power Plant Managers (including    20       25   Corporate Performance
Cook & Tidd)                                75   Plant Incentive Plan

Centralized Plant Maintenance      20       25   Corporate Performance

Managers                                    75   Central Plant Maintenance Performance

Central Machine Shop Manager       20       25   Corporate Performance
                                            75   Central Machine Shop Performance

Fuel Supply Lancaster Senior Staff 20       25   Corporate Performance
                                            50   Fuel Supply Performance
                                            25   Delivered Fuel Prices

Vice President - Fuel Procurement  20       25   Corporate Performance
                                            25   Fuel Supply Performance
                                            50   Department Performance

Managing Director - Transportation 20       25   Corporate Performance
                                            25   Fuel Supply Performance
                                            50   Department Performance

Fuel Supply General Mine Managers/ 20       25   Corporate Performance
General Superintendent (Meigs)              25   Fuel Supply Performance
                                            50   Division/Mine Performance

Manager - Cook Coal Terminal       20       25   Corporate Performance
                                            75   Cook Coal Terminal Performance

Manager - River Transportation     20       25   Corporate Performance
                                            75   River Transportation Performance


*Target awards are proportionately reduced for those participants in other all-employee variable pay plans.


              3.0  AEP CORPORATE PERFORMANCE CRITERIA

There are three AEP Corporate performance criteria which are weighted to determine a single Corporate performance factor. The three are as follows:

    - A two-component measure of Annual Return on Average Stockholder Equity (ROE) for the current year - weighted at 25%;
    -  A component measuring the Three-year Average Total Investor Return
       (TIR) - weighted at 25%; and
    - A component comparing the Realization Ratio (Average Price of Power Sold to Retail Customers vs. Other Utilities) for the current year - weighted at 50%.

The following describes each in greater detail.

3.1 RETURN ON EQUITY (ROE) is corporate annual after-tax income as a percentage of average annual stockholder equity. It is an indication of how profitably AEP manages its investors' capital. For purposes of the MICP, ROE is measured in the following two ways, each of which is weighted 12.5%:

       -  In terms of absolute performance; and
       - Relative to the ranking of the AEP ROE among the 20 other electric utilities that together with AEP make up the Standard & Poor's Utility Index.

    The results of these two measures are averaged to determine performance on this component.

    The following chart indicates both of these ROE measurements and the performance factors for each.

                        Average Annual ROE

Absolute      Performance         S&P Utility       Performance
   ROE          Factor*          ROE Ranking**        Factor

16 or more       1.50                1 - 6             1.50
   15            1.25                  7               1.40
   14            1.00                  8               1.30
   13             .80                  9               1.20
   12             .60                 10               1.10
   11             .40                 11               1.00
10 or less         0                  12                .80
                                      13                .60
                                      14                .40
                                      15                .20
                                  16 or more             0

*Interpolate at intermediate performance.
**Highest ROE is ranked first.

Example: If AEP's annual ROE is 14%, and AEP achieves an S&P Utility Index rank of seventh out of 21, the average performance factor will be calculated this way: (1.00 + 1.40) <divide> 2 = 1.20.

3.2 TOTAL INVESTOR RETURN (TIR) is an indicator of the increase in value of AEP shareholders' investment. It measures the annual percentage increase in stock price as well as dividends paid over a three-year period (the current and two prior years). AEP System results are then compared with the other 20 companies in the Standard & Poor's Utility Index and are ranked for each of the three years. Performance factors are determined based on the average of the TIR rankings for the three years, as follows:

             Three-Year Average Total Investor Return

            AEP TIR Ranking*       Performance Factor

               6 or higher                1.50
                    7                     1.40
                    8                     1.30
                    9                     1.20
                   10                     1.10
                   11                     1.00
                   12                      .80
                   13                      .60
                   14                      .40
                   15                      .20
                   16                      0

*Highest TIR is ranked first.

Example: If the three-year average rank of AEP is 12 out of 21, the performance factor is .80.

3.3 REALIZATION RATIO is a measure of relative cost efficiency and productivity -- from AEP customers' perspective. It compares the AEP System's average price of power sold to ultimate customers with other utilities' corresponding average price. The realization ratio is based on average realization for sales to ultimate customers by other investor-owned utilities in the seven states in which AEP operates, weighted by the respective proportions of AEP's corresponding sales in those states. (Because Kingsport Power is the only investor-owned electric utility in Tennessee, the realization ratio for that state is based on retail rates of TVA Tennessee distributors.) Performance factors are then derived, as follows:

                       AEP REALIZATION RATIO

                AEP Ratio      Performance Factor*

               .75 or less            1.50
                   .80                1.25
                   .85                1.00
                   .90                 .75
                   .95                 .50
                  1.00                 .25
               above 1.00               0

*Interpolate at intermediate performance.

Example: If AEP's average realization is 20% below the seven-state average, its ratio will be .80 and the performance factor will be 1.25.


       4.0  OPERATING COMPANY/DIVISION PERFORMANCE CRITERIA

There are four Operating Company and Division performance criteria, each of which is given equal weighting to determine a single performance factor for each Operating Company and each Division. The four are as follows:

     - Achievement of Annual Marketing Objectives - weighted at 25%;
     - Safety Performance - weighted at 25%;
     - O&M Expense Performance vs. Budget - weighted at 25%; and
     - Customer Service Reliability Index - weighted at 25%.

The following describes each measure in more detail.

4.1 ACHIEVEMENT OF ANNUAL MARKETING OBJECTIVES is measured by comparing actual performance against marketing objectives for the current year. Performance factors relate to achievement, as follows:

                  Operating Company and Division
                  Target Award Payment Schedules
                 Annual Marketing Results vs. Goal

       Results as Percent of Goal     Performance Factor*

                Over 110%                    1.50
                  105%                       1.25
                  100%                       1.00
                   95%                        .50
                Below 95%                      0
    *Interpolate at intermediate performance.

    Example: If 105% of the marketing goal has been achieved, the performance factor is 1.25. If 108% had been obtained, the performance factor would be calculated as follows:

             (108%-105%/110%-105% x 25) + 1.25 = 1.40

4.2 SAFETY PERFORMANCE of each Operating Company and Division is measured by two indices, equally weighted at 50%:

       - RECORDABLE CASE INCIDENCE RATE - Number of recordable cases per 200,000 work hours.

       - LOST AND RESTRICTED WORKDAY (SEVERITY) RATE - Number of days away from work AND restricted activity days per 200,000 work hours.

     The rate for the appropriate group will be compared to the most recently published EEI rate calculated for each measure. The related performance factors are determined from the following schedule and averaged to yield a single performance factor for safety performance.

               Operating Company and Division/Region
                   Target Award Payment Schedule

                   Ratio to the Latest EEI Rate
      Operating Company or Division/Region Safety Performance


        Ratio to EEI Performance      Performance Factor*
                  0.700                      1.50
                  0.850                      1.00
                  0.925                      0.50
              1.000 or more                    0

     *Interpolate at intermediate performance.

     Example: If a Division achieves a ratio of .9250 to the EEI recordable case incidence rate and a ratio of .6500 to the EEI lost and restricted workday (severity) rate, the respective performance factors are .5000 and 1.50. Averaging the two yields a single performance factor of 1.000.

     For the purposes of these safety measures, Wheeling Power and Kingsport Power are considered Divisions.

     The performance factor shall be zero for any Division whose recordable injuries include a fatality or a permanent total disability case.

     SOURCE OF DATA

      -  EEI Rate and AEP Data

         The EEI rates will be taken from the latest EEI Safety Statistical Survey Report at the time the awards are calculated. The data for the companies and divisions is taken from the year-end AEP System Report of Employee Injuries and Illnesses. This information is compiled by the Safety & Health Section of System Human Resources.

     The following data for the December cumulative year-to-date report is to be compiled by each Operating Company and forwarded to the AEPSC Safety & Health Division on or before January 15 of the following year:

       - Company/Division

       - Total Hours Worked

       - Lost Workdays (LWD Case - days away from work)

       - Restricted Activity Days

       - Lost and Restricted Workday (Severity) Rate

       - Recordable Cases

       - Recordable Case Incidence Rate

     DATA AVAILABILITY, CALCULATIONS AND AWARD DETERMINATIONS

     The AEPSC Safety & Health Section will calculate the performance factors for each Company and Division. The calculations will be completed by January 30 and approved by the SVP-Human Resources.

4.3 O&M EXPENSE PERFORMANCE VS. BUDGET is measured by comparing controllable operating and maintenance expenses against budget for the current year. Performance factors are designed to provide increased awards for expense performance which is below budget. However, because some O&M budgets are developed based primarily upon historical expenses and not upon need to complete specific projects, close monitoring of expenses is required. Each Operating Company president is responsible for monitoring expenses in each operation to ensure that projects that should have been accomplished are not delayed or omitted in order to achieve a higher performance factor score. If this is judged to occur, the approved budget will be commensurately reduced by an amount equal to the estimated cost of the project, and a revised performance factor determined.

               Operating Company and Division/Region
                   Target Award Payment Schedule

              Controllable O & M Expenses vs. Budget

     Expenses as Percent of Budget*   Performance Factor

              Less than 91%                  1.50
          91% but less than 96%              1.25
         96% but less than 101%              1.00
         101% but less than 103%              .50
         103% but less than 105%              .25
             105% or higher                    0

     *All numbers to be rounded to nearest whole numbers.
     Example: If an Operating Company's actual result is 93% of budget, the company has placed between the 91% and 96% bracket, achieving a performance factor of 1.25.

4.4 CUSTOMER SERVICE RELIABILITY INDEX is measured by comparing the current year annual service interruption frequency index and the interruption duration index against prior five-year average indices. The reliability index is determined by the following formula:

     [(Cur.Interpt.Freq.Index) + (Cur.Inerpt.Dur.Index)]
     _______________________________________________________ X 100 / 2

     [(5-yr.Avg.Intm.Freq.Index)  (5-yr.Avg.Intm.Dur.Index)]


  Resulting performance factors are determined as follows:


               Operating Company and Division/Region
                   Target Award Payment Schedule

                         Customer Service
           Reliability Index vs. Prior Five-Year Average

    Service Reliability Index           Performance Factor*
          85% or lower                         1.50
              92.5%                            1.25
              100%                             1.00
              105%                               .50
         110% or higher                          0

*Interpolate at intermediate performance.

Example: If an Operating Company's current reliability index is 97%, 3% better than its five-year average of 100%, the performance factor is:

         (100%-97%)
         _________     x.25)+1=1.10

         (100%-92.5%)


SPECIAL ADJUSTMENTS MAY BE CONSIDERED FOR CATASTROPHIC SITUATIONS. (SEE PAGE 2 OF THE ADMINISTRATION MANUAL.)



                  5.0  POWER PLANT MANAGERS

INCENTIVE AWARDS FOR POWER PLANT MANAGERS ARE FROM TWO SOURCES:

     --AEP CORPORATE PERFORMANCE - WEIGHTED 25%;
       AND
     --PERFORMANCE AS DETERMINED BY POWER PLANT
       INCENTIVE COMPENSATION PLAN - WEIGHTED 75%.


         6.0  CENTRALIZED PLANT MAINTENANCE MANAGERS

INCENTIVE AWARDS FOR THE MANAGERS OF APPALACHIAN POWER'S
AND OHIO POWER'S CENTRALIZED PLANT MAINTENANCE DIVISIONS
ARE FROM TWO SOURCES:

     --AEP CORPORATE PERFORMANCE - WEIGHTED 25%;
       AND
     --PERFORMANCE AS DETERMINED BY THE
       CENTRALIZED PLANT MAINTENANCE DIVISION'S
       INCENTIVE COMPENSATION PLAN - WEIGHTED 75%.


              7.0  CENTRAL MACHINE SHOP MANAGER

INCENTIVE AWARDS FOR THE CENTRAL MACHINE SHOP MANAGER ARE FROM TWO SOURCES:

     --AEP CORPORATE PERFORMANCE - WEIGHTED  25%;
       AND
     --PERFORMANCE AS DETERMINED BY THE CENTRAL
       MACHINE SHOP INCENTIVE COMPENSATION PLAN - WEIGHTED 75%.


                   8.0  TIDD PLANT MANAGER

INCENTIVE AWARDS FOR THE TIDD PLANT MANAGER ARE FROM TWO SOURCES:

     --AEP CORPORATE PERFORMANCE - WEIGHTED 25%;
       AND
     --PERFORMANCE AS DETERMINED BY THE TIDD PFBC
       INCENTIVE COMPENSATION PLAN - WEIGHTED 75%.



            9.0  FUEL SUPPLY PERFORMANCE CRITERIA

THERE ARE THREE OVERALL FUEL SUPPLY PERFORMANCE MEASURES, WHICH
ARE WEIGHTED TO DETERMINE A SINGLE FUEL SUPPLY PERFORMANCE FACTOR. THESE ARE AS FOLLOWS:

     --ADJUSTED COST OF COAL PRODUCED FROM AFFILIATED MINES,
       MEASURED BY CENTS PER MILLION BTU  (<cent>/MM  BTU)
       FOR THE CURRENT YEAR AS REDUCED TO REFLECT EXTRAORDINARY COSTS DUE TO DOWNSIZING AND/OR OTHER SPECIAL EXPENSES AND A<plus-minus> VOLUME ADJUSTMENT OF 50<cent>/MM BTU FOR VARIANCE FROM BUDGETED TONS - WEIGHTED AT 50%; AND

     --PERFORMANCE RELATIVE TO THE PUCO NEGOTIATED EFC CAP -
       WEIGHTED AT 25%; AND

     --SAFETY INCIDENCE RATE AS A PERCENT OF THE INDUSTRY
       INCIDENCE  RATE  FOR THE CURRENT YEAR - WEIGHTED AT 25%.

THE FOLLOWING DESCRIBES EACH IN GREATER DETAIL.


9.1  ADJUSTED COST OF COAL PRODUCED FROM AFFILIATED MINES

     The adjusted cost of  coal  produced as measured by
     <cent>/MM BTU  is  a  measure  of  how  efficiently
     affiliated mines produce clean coal for use in the System's power plants. Performance factors relate to achievement as follows:

             Fuel Supply Target Award Payment Schedule
                       Affiliated Mine Costs


                  <cent>/MM BTU                             Performance Factor*
                178.2 or lower                                      1.50
                     180.2                                          1.25
                     182.2                                          1.00
                     184.2                                           .75
                     186.2                                           .50
                     188.2                                           .25
                190.2 or higher                                       0

*Interpolate at intermediate performance.


9.2  PUCO CAP PERFORMANCE

     The PUCO cap performance measures the
     amount  of  operating loss as defined
     in  the  Settlement  Agreement  dated
     February 28, 1995.


     Fuel Supply Target Award Payment Schedule
               PUCO CAP PERFORMANCE

       CAP PERFORMANCE                              Performance Factor*
       $   0                                                1.50
       $  5 million                                         1.25
       $ 10 million                                         1.00
       $ 15 million                                          .75
       $ 20 million                                          .50
       More than $ 20 million                                 0

       *Interpolate at intermediate Performance

       Example: If the average cap performance was $8.0 million, the performance factor would be:

                   ( 10-8)
                   (______ x.25)+1.00=1.10

                   ( 10-5)


9.3  SAFETY PERFORMANCE

     Achievement of the safety objective is measured by comparing the incidence rate for the current year with the comparable coal industry incidence rate (including Fuel Supply). Performance factors relate to achievement as follows:


        Fuel   Supply  Target  Award Payment Schedule
         Safety -  Incidence Rate vs. Coal Industry

    Incidence Rate - Percent          Performance Factor*
          Industry Rate
           55 or lower                       1.50
               65                            1.25
               75                            1.00
               85                             .75
               90                             .50
               95                             .25
         higher than 95                        0

*Interpolate at intermediate performance.

Example: If Fuel Supply's incidence rate were 92% of the coal industry rate, the performance factor is:


              (95%-92%)
              (_______x.25)+.25=.40
              (95%-90%)




9.4  SENIOR VICE PRESIDENT AND SENIOR STAFF-FUEL SUPPLY - DELIVERED
     FUEL PRICES

     In addition to the awards allocated to Corporate performance and Fuel Supply performance, the Senior Vice President and Senior Staff-Fuel Supply are assigned a 25% award allocated to delivered fuel prices, (spot/contract) composited change as a percent of the GDP price index (fixed weight). (See Page A-4 for the target award payment schedule.)


9.5  VICE PRESIDENT - FUEL PROCUREMENT MEASURES

     In addition to the Corporate performance measures weighted 25% and the overall Fuel Supply performance measure weighted 25%, the Vice President - Fuel Procurement has two Department performance measures which are weighted to determine a single Department performance weighting of 50%. These are as follows:

     --Delivered fuel prices (spot/contract) composited change as a percent of the GDP price index (fixed weight), a national index which measures inflation of price for the current year - weighted 75%; and

     --Sum total of present value benefits from renegotiation of existing contracts for coal and transportation outside of existing contract price adjustment provisions - weighted at 25%.

     Tables showing the performance factors and how they relate to achievement begin on page A-4 of the Addendum.

9.6  GENERAL MINE MANAGERS/GENERAL SUPERINTENDENT (MEIGS) MEASURES

     In addition to the Corporate performance measures weighted  25%
     and the overall Fuel Supply performance measures weighted 25%, the Fuel Supply General Mine Managers and General Superintendent (Meigs) have two Division/Mine performance measures which are weighted to determine a single Division/Mine performance award weighting of 50% for the mines for which they are responsible.
     These are as follows:

     --Adjusted cost of coal produced from affiliated mines, measured by cents per million BTU (<cent>/MM BTU) for the current year as reduced to reflect extraordinary costs due to downsizing and/or other special expenses and a<plus-minus> volume adjustment of 50<cent>/MM BTU for variance from budgeted tons - weighted at 75%; and

     --Safety incidence rate for the current year as a percent of the comparable industry incidence rate for either underground or surface mines (whichever is applicable) - weighted at 25%.

     Tables showing the performance factors and how they relate to achievement begin on page A-6 of the Addendum.

     The performance factor shall be zero for any mine whose lost workdays charged for any single occurrence total 6,000 days or higher.


9.7  MANAGER - RIVER TRANSPORTATION MEASURES

     The Manager-River Transportation has, in addition to the overall Corporate performance measures weighted 25%, two Department performance measures which are weighted to determine a single Department performance weighting of 75% for River Transportation. These are:

       --Operating costs measured by adjusted mils per ton mile (mils/ton mile-$0.00x) for the current year, excluding cost for fuel, associated taxes and other fixed and special expenses, as approved by the SVP-Fuel Supply, with a<plus-minus> volume adjustment of 1.5 mils/ton mile for variance from budgeted mils per ton mile - weighted 75%;
         and

       --Safety incidence rate for the current year as a percent of the most recently published incidence rate for the water transportation industry - weighted 25%.

     The performance factor shall be zero for any operation whose lost workdays charged for any single occurrence total 6,000 days or higher.

     Tables showing the performance factors and how they relate to achievement are on page A-8 of the Addendum.


9.8  MANAGER - COOK COAL TERMINAL MEASURES

     The Manager-Cook Coal Terminal has, in addition to the overall Corporate performance measures weighted 25%, two Department performance measures which are weighted to determine a single Department performance weighting of 75% for Cook Coal Terminal. These are:

       --Adjusted expenses measured by total costs incurred less rental expenses, other fixed and special expenses (e.g., harbor dredging), as approved by SVP-Fuel Supply, <plus-minus> adjustment volumes times 25<cent>/ton - weighted 75%;
         and
       --Safety incidence rate at CCT for the current year as a percent of the most recently published incidence rate for the coal preparation plants - weighted 25%.


     The performance factor shall be zero for any operation whose lost workdays charged for any single occurrence total 6,000 days or higher.

     Tables showing the performance factors and how they relate to achievement are on page A-9.


9.9  MANAGING DIRECTOR - TRANSPORTATION MEASURES

     In addition to the Corporate performance measures weighted 25% and the overall Fuel Supply performance measure weighted 25%, there are two overall transportation department performance criteria which are weighted to determine a single department performance factor. These are:

       --Transportation cost of fuel delivered comprised of performance at Cook Coal Terminal (adjusted expenses), River Transportation (adjusted cost per ton mile) and delivered fuel prices
         (spot/contract) - each weighted 25%; and

       --Safety incidence rate at River Transportation and Cook Coal for the current year as a percent of the most recently published comparable industry rate for each location (RTD vs water transportation industry; CCT vs coal preparation plants) - each weighted 12.5%.

     Tables showing the performance factors and how they relate to achievement are on page A-10.


                 10.0 DEPARTMENT OBJECTIVES

Performance criteria, with appropriate weightings, may be established each year based on agreed objectives in each department in AEPSC, the Operating Companies, or Fuel Supply.

The performance rating scale is similar to those used in other measures,
with ratings from 0 to 1.5, and 1.0 as target performance.   Managers who
set department objectives which are subjective in nature will determine the degree of accomplishment in accordance with the 0 to 1.5 scale, taking into consideration such factors as timeliness, degree of accomplishment, acceptability of results, etc.

In situations where a participant who has been assigned department objectives leaves the position during a Plan year, his successor will generally assume the same objectives and both participants will share the final performance factor score.



                  11.0  THE MICP IN ACTION


Following is an illustration to demonstrate how the mechanics of the MICP work. For purposes of this example, assume that an Operating Company Division Manager with annual base salary earnings of $90,000 has a target award of 20%, or $18,000. This individual's target award is allocated among the following performance criteria:

     --AEP Corporate Performance:  25%, or $4,500
     --Operating Company Performance:  25%, or $4,500
     --Division Performance:  50%, or $9,000


11.1 In determining the AEP Corporate portion of the MICP award, results are measured for three separate Corporate performance criteria to arrive at a single Corporate performance factor. ROE is measured in two ways, averaged, and given a 25% weighting; Total Investor Return
     (TIR) is given a 25% weighting; and Realization Ratio is given a 50% weighting.



ROE            14% actual ROE      =    1.00
               S&P ranking (7th)   =    1.40
               _______________________________

               Average                  1.20   x   25%   =   .30


TIR            S&P ranking (12th)  =     .80   x   25%   =   .20

Realization
Ratio          AEP ratio (.80)     =    1.25   x   50%   =   .625
                                                            ______

                       Corporate Performance Factor      =  1.125

     The AEP Corporate award, then, is 1.125 x $4,500, or $5,062.50.




11.2 IN DETERMINING THE OPERATING COMPANY PORTION OF THE MICP AWARD, RESULTS ARE MEASURED AGAINST FOUR OPERATING COMPANY PERFORMANCE CRITERIA TO ARRIVE AT THE OPERATING COMPANY PERFORMANCE FACTOR. ALL FOUR PERFORMANCE CRITERIA ARE WEIGHTED EQUALLY AT 25% EACH:


Marketing Performance   Result    =     105%     =     1.25    x     25%     =     .3125

Safety Performance      Result    =     22.5%    =     .75     x     25%     =     .1875

O&M Expense Performance
vs. Budget              Result    =     93%      =     1.00    x     25%     =     .2500

Customer Service
Reliability Index       Result    =     97%      =     1.10    x     25%     =     .2750
                                                                                   ______

                        Operating Company Performance Factor                 =     1.025

            The Operating Company Award, then, is 1.025 x $4,500, or $4,612.50


11.3 IN DETERMINING THE DIVISION PORTION OF THE MICP AWARD, WE MEASURE RESULTS AGAINST FOUR PERFORMANCE CRITERIA TO ARRIVE AT THE PERFORMANCE FACTOR--AGAIN GIVING EQUAL WEIGHTING TO ALL FOUR CRITERIA.


Marketing Performance   Result    =     107%     =     1.35    x     25%     =     .3375

Safety Performance      Result    =     22.5%    =     1.25    x     25%     =     .3125

O&M Expense Performance
vs. Budget              Result    =     97%      =     1.50    x     25%     =     .3750

Customer Service
Reliability Index       Result    =     100%     =     1.00    x     25%     =     .2500
                                                                                   ______

                                                          Performance Factor =     1.275

                The Division award, then, is 1.275 x $9,000, or $11,475.00

11.4 THE OPERATING COMPANY DIVISION MANAGER IN OUR EXAMPLE EARNED A TOTAL AWARD OF $21,150.00, AS FOLLOWS:

       --AEP CORPORATE        $  5,062.50
       --OPERATING COMPANY       4,612.50
       --DIVISION               11,475.00
                              ___________

                              $ 21,150.00


     Of that amount, 80%, or $16,920.00 is paid during the first part of the following year, assuming the participant has not elected to defer receipt of that payment under Section 15.2. The balance, $4,230.00, is deferred in AEP common stock units for three years. (No actual shares of stock are purchased--the amount deferred is merely treated as if shares had been purchased with these funds.) During that time dividends, which are credited on the deferred stock units, are used to "purchase" additional deferred stock units. After three years, the individual will receive a cash payment in the amount of the deferred units' value, which shall be equal to the average daily high and low market price of AEP common stock for the quarter preceding the payment date. (See page A-1 in the Addendum for further details.)


            12.0 PAYMENT RIGHTS AT TERMINATION OF ACTIVE EMPLOYMENT

12.1 TERMINATION AFTER COMPLETION OF PLAN YEAR
     A participant who is actively employed on December 31 of the Plan year is entitled to receive the regular cash award (80%) for that year and, if applicable, the value of his deferred award that has met the three calendar year requirement. For example, an employee who is actively employed on 12/31/95, and subsequently terminates is entitled to the 80% cash award for Plan year 1995, and if applicable, the value of his 1992 Plan year deferred amount.

     Alternatively, a participant may elect to defer receipt of awards in accordance with Section 15.2.


12.2 TERMINATION DUE TO DEATH, RETIREMENT, OR DISABILITY
     If a participant should leave active employment during a Plan year because of death, retirement, or disability, the award will be pro-rated based on the time the participant was actively employed in positions covered by the Plan during that year. Full payment of 100% of the pro-rated award will be made as soon as practicable in the following year.

     The mandatory deferrals of the 20% portions of any awards are normally paid as soon as practicable after the participant's death, retirement, or disability. For purposes of the MICP, disability shall mean the employee meets the definition of permanent and total disability under the AEP System Retirement Plan. For purposes of this Section 12.2 and
     Section 12.4, "retirement" occurs on the date an employee who is at least age 55 and who has five or more years of vesting service, ceases active employment with the company.

     In situations where a participant retires, plan participation ends on the date that full control and responsibility for the function ceased. The manager who is on vacation prior to and extending immediately into retirement has effectively ended his responsibility for managing the unit.

     Upon the death of an active or terminated participant, all deferred awards are immediately payable to the participant's surviving spouse. If the participant's spouse is not living, the deferred awards are immediately payable to the participant's estate.


12.3 INVOLUNTARY TERMINATION DURING PLAN YEAR
     If a participant is involuntarily terminated from employment during a Plan year because of (1) the permanent closing of an office, plant or other facility, or (2) as a direct result of restructuring, consolidation, change in control of the corporation or downsizing, the award will be pro-rated based on the time the participant was actively employed in positions covered by the Plan during that year. Full payment of 100% of the pro-rated award will be made as soon as practicable in the following year. Deferred awards are payable as soon as practicable after the participant's involuntary termination.


12.4 Any potential award for the current Plan year, and all mandatory deferrals of the 20% portions of any awards that have not met the three calendar year requirement pursuant to Section 15.1, are forfeited when a participant terminates active employment during the Plan year for reasons other than (1) death, retirement, disability, or (2) involuntary termination as described in Section 12.3.


           13.0 CHANGES IN SALARY / POSITION / PARTICIPATION


Awards are paid as a percentage of the performance year's annual base earnings, including merit and promotional increases.

In situations where participation changes as a result of job assignment, the employee will be entitled to a pro-rata share of any incentive award earned during the period he or she is employed in a position covered by the Plan.

In the event an MICP participant is transferred from a position covered by the Plan to another such covered position within the AEP System, the participant will be entitled to a pro-rata share of any incentive award
earned during  the period   he or  she  is employed in each of the positions.

If the participant is subject to different target awards as a percent of base salary in the same performance year, each target award percentage will be applied to the base salary earned during the period employed in the related position.



                      14.0  PLAN ADMINISTRATION

The MICP is administered by the Human Resources Committee of the American Electric Power Company, Inc. Board of Directors through the Executive Compensation Committee of AEPSC. Subject to the approval of the Chief Executive Officer, the Executive Compensation Committee's interpretation of the Plan's provisions are conclusive and binding on all participants. Participation in the MICP in any Plan year shall not be viewed as conferring any right to continued employment, or to continued participation in the MICP.

Subject to the approval of the Chief Executive Officer, the Executive Compensation Committee of AEPSC may vary performance criteria, weightings, and/or performance factor schedules from time to time when appropriate, enlarge or diminish the number of participants, or make other adjustments or amendments to improve the workings of the Plan.

The Board of Directors reserves a right to amend or terminate the MICP. Amendment or termination of the Plan will not adversely affect any funds deferred into stock unit accounts prior to the amendment or termination.

For good and sufficient cause, on petition by an Operating Company president or by a senior officer of the Company, and with the approval of the Chief Executive Officer, any performance factor(s) for any participant(s) may be varied not more than plus or minus 25% to reflect exceptional circumstance.



                   15.0 MICP AWARD DISTRIBUTIONS AND DEFERRALS

15.1 WHEN ALL OF THE NECESSARY DATA ARE AVAILABLE AFTER THE END OF THE PLAN YEAR, PERFORMANCE RESULTS WILL BE CALCULATED AND AWARDS MADE AS SOON AS PRACTICABLE. UNLESS THE PARTICIPANT HAS MADE AN ELECTION TO DEFER RECEIPT OF AN ADDITIONAL PORTION OF THE ENTIRE AWARD IN ACCORDANCE WITH SECTION 15.2, EIGHTY PERCENT OF THE AWARD EARNED WILL BE PAID IN CASH, EXCEPT FOR VARIABLE PAY PLAN PARTICIPANTS AS NOTED IN SECTION
       1.0. TWENTY PERCENT OF ANY AWARDS MADE UNDER THE MICP WILL BE DEFERRED. ALL DEFERRALS ARE INVESTED IN AEP STOCK UNIT ACCOUNTS. NO AEP STOCK IS ACTUALLY PURCHASED -- THE AMOUNT DEFERRED IS TREATED AS IF ACTUAL SHARES HAD BEEN PURCHASED.

       THE NUMBER OF STOCK UNITS IS DETERMINED BY DIVIDING THE AMOUNT DEFERRED BY THE AVERAGE OF THE DAILY HIGH AND LOW AEP COMMON STOCK PRICES DURING THE PLAN YEAR IN WHICH THE INCENTIVE AWARD WAS EARNED.

       AN AMOUNT EQUAL TO AEP COMMON STOCK DIVIDENDS IS CREDITED ON THE DATE PAYABLE EACH CALENDAR QUARTER COMMENCING WITH THE FIRST QUARTER OF THE YEAR FOLLOWING THE YEAR IN WHICH THE AWARD WAS EARNED. THOSE AMOUNTS ARE "REINVESTED" TO "PURCHASE" ADDITIONAL DEFERRED STOCK UNITS AT THE AVERAGE OF THE DAILY HIGH AND LOW MARKET PRICE FOR THE QUARTER IN WHICH THE STOCK DIVIDEND APPLIES.

       AMOUNTS DEFERRED IN STOCK UNITS ARE PAYABLE IN CASH TO PARTICIPANTS AFTER THE END OF THREE CALENDAR YEARS FOLLOWING THE END OF THE YEAR FOR WHICH THE 80% PORTION OF THE AWARD WAS SCHEDULED TO BE PAID. HOWEVER, A PARTICIPANT MAY ELECT TO DEFER RECEIPT AS OUTLINED IN
       SECTION 15.2.

       THE VALUE OF STOCK UNITS PAID IS BASED ON THE AVERAGE DAILY HIGH AND LOW MARKET PRICE OF AEP COMMON STOCK FOR THE QUARTER IMMEDIATELY PRECEDING THE DATE OF PAYMENT.

       BECAUSE AMOUNTS HELD IN DEFERRED STOCK UNIT ACCOUNTS DO NOT INVOLVE THE ACTUAL PURCHASE OF STOCK, PLAN PARTICIPANTS ARE NOT ENTITLED TO VOTING OR CERTAIN OTHER RIGHTS APPLICABLE TO AN ACTUAL SHAREHOLDER.

       AMOUNTS HELD IN DEFERRED STOCK UNIT ACCOUNTS MAY NOT BE ASSIGNED, TRANSFERRED, OR PLEDGED BY A PLAN PARTICIPANT NOR WILL THEY BE SUBJECT TO EXECUTION, ATTACHMENT OR OTHER SIMILAR PROCESS.

       IF THE EXECUTIVE COMPENSATION COMMITTEE DETERMINES THAT THE OCCURRENCE OF ANY MERGER, RECLASSIFICATION, CONSOLIDATION, RECAPITALIZATION, STOCK DIVIDEND OR STOCK SPLIT REQUIRES AN ADJUSTMENT IN ORDER TO PRESERVE THE BENEFITS INTENDED UNDER THE PLAN, THEN THE COMMITTEE MAY, IN ITS DISCRETION, MAKE EQUITABLE PROPORTIONATE ADJUSTMENTS IN THE NUMBER OF DEFERRED STOCK UNITS HELD BY PARTICIPANTS.

15.2 ELECTIONS TO DEFER RECEIPT OF A PORTION OF THE PLAN'S 80% CASH AWARD (UP TO THE FULL AMOUNT) OR ANY PREVIOUSLY DEFERRED 20% AWARDS MUST BE EXECUTED ONE YEAR PRIOR TO THE DATE EACH AWARD WOULD OTHERWISE BE PAYABLE. THE INITIAL ELECTIVE DEFERRAL PERIOD IS ONE 3-YEAR TERM FOR
       THE 80% CASH AWARD.   SUBSEQUENT DEFERRALS, FOLLOWING THE INITIAL
       DEFERRAL PERIOD, SHALL APPLY TO THE AGGREGATE AMOUNTS INITIALLY DEFERRED AND SHALL BE FOR PERIODS OF NOT LESS THAN ONE YEAR; HOWEVER, IF THE PARTICIPANT'S ELECTIVE DEFERRAL PERIOD EXTENDS BEYOND THE PARTICIPANT'S EMPLOYMENT TERMINATION DATE AND THE PARTICIPANT'S TERMINATION OCCURRED UNDER CIRCUMSTANCES OTHER THAN THOSE DESCRIBED IN
       SECTION 12.3, PAYMENT WILL BE MADE NO LATER THAN FIVE YEARS AFTER THE PARTICIPANT'S TERMINATION OF EMPLOYMENT.

       ALL AMOUNTS DEFERRED IN ACCORDANCE WITH THE PRECEDING ARE REINVESTED IN AEP STOCK UNIT ACCOUNTS DESCRIBED IN SECTION 15.1.



          16.0  POSSIBLE ADJUSTMENTS TO CORPORATE PERFORMANCE DATA


IF ESTIMATED DATA ARE REQUIRED TO CALCULATE CORPORATE PERFORMANCE AWARDS, OR IF CORRECTIONS ARE MADE TO DATA PREVIOUSLY REPORTED AS FINAL, ADJUSTMENTS TO AWARDS MAY BE MADE WHEN FINAL DATA ARE AVAILABLE.




                    17.0  FUEL SUPPLY PAYMENT SCHEDULES



17.1  SENIOR VICE PRESIDENT - FUEL SUPPLY


            17.2 Fuel Supply Target Award Payment Schedule

        Composited Change in Price of Purchased Coal as Percent
                   of GDP Price Index (Fixed Weight)

       Percent of GDP Price Index                    Performance Factor*
               60 or lower                                  1.50
                    70                                      1.25
                    80                                      1.00
                   100                                       .50
                   110                                       .25
             Higher than 110                                  0

*Interpolate at intermediate performance.

Example: If the average percentage increase in the price of purchased coal is 85% of the GDP price index, the performance factor is .875.




17.3 VICE PRESIDENT - FUEL PROCUREMENT


            17.4 Fuel Supply Target Award Payment Schedule

        Composited Change in Price of Purchased Coal as
           Percent of GDP Price Index (Fixed Weight)

       Percent of GDP Price Index                    Performance Factor*
               60 or lower                                  1.50
                    70                                      1.25
                    80                                      1.00
                   100                                       .50
                   110                                       .25
             Higher than 110                                  0

*Interpolate at intermediate performance.

Example: If the average percentage increase in the price of purchased coal is 85% of the GDP price index, the performance factor is .875.




            17.5  Fuel Supply Target Award Payment Schedule

                        Sum Total of PV Benefits
                     Special Contract Renegotiations

               PV Benefits
              Total Dollars                          Performance Factor*
          $64 million or higher                             1.50
               $32 million                                  1.25
               $16 million                                  1.00
               $8 million                                    .75
               $4 million                                    .50
               $2 million                                    .25
                    0                                         0

*Interpolate at intermediate performance.

     Example: If the sum total of PV benefits from special contract negotiations were $1.6 million, the performance factor would be 0.20.



17.6 GENERAL MINE MANAGERS/GENERAL SUPERINTENDENT (MEIGS)


17.7  Southern Ohio Coal Company - Meigs

                 Adjusted Cost of Coal Produced

                <cent>/MM BTU                        Performance Factor*
             173.6 or lower                                 1.50
                  175.6                                     1.25
                  177.6                                     1.00
                  179.6                                      .75
                  181.6                                      .50
                  183.6                                      .25
             185.6 or higher                                  0

*Interpolate at intermediate performance.




17.8 Central Ohio Coal Company

Adjusted Cost of Coal Produced

                <cent>/MM BTU                        Performance Factor*
             207.8 or lower                                 1.50
                  209.8                                     1.25
                  211.8                                     1.00
                  213.8                                      .75
                  215.8                                      .50
                  217.8                                      .25
             219.8 or higher                                  0

*Interpolate at intermediate performance.



17.9  Windsor Coal Company

Adjusted Cost  of Coal Produced

                <cent>/MM BTU                        Performance Factor*
             168.6 or lower                                 1.50
                  170.6                                     1.25
                  172.6                                     1.00
                  174.6                                      .75
                  176.6                                      .50
                  178.6                                      .25
             180.6 or higher                                  0

*Interpolate at intermediate performance.



17.10 All Coal Mines

Safety Incidence Rate

 Incidence Rate - Percent Industry Rate              Performance Factor*
               55 or lower                                  1.50
                   65                                       1.25
                   75                                       1.00
                   85                                        .75
                   90                                        .50
                   95                                        .25
             Higher than 95                                   0

*Interpolate at intermediate performance.




17.11  MANAGER - RIVER TRANSPORTATION


17.12 River Transportation

Operating Cost Per Ton Mile

              Mils/Ton Mile
                 ($.00x)                             Performance Factor*
             3.544 or lower                                 1.50
                  3.681                                     1.25
                  3.818                                     1.00
                  3.955                                      .75
                  4.092                                      .50
                  4.229                                      .25
             4.366 or higher                                  0

*Interpolate at intermediate performance.




17.13 River Transportation

Safety Incidence Rate

    Incidence Rate - % Industry Rate                 Performance Factor*
               55 or lower                                  1.50
                   65                                       1.25
                   75                                       1.00
                   85                                        .75
                   90                                        .50
                   95                                        .25
             Higher than 95                                   0

*Interpolate at intermediate performance.




17.14 MANAGER - COOK COAL TERMINAL



17.15 Cook Coal Terminal

Adjusted Expenses

            Adjusted Expenses                        Performance Factor*
         $7.30 million or better                            1.50
                  $7.50                                     1.25
                  $7.70                                     1.00
                  $7.90                                      .75
                  $8.10                                      .50
                  $8.30                                      .25
         $8.50 million or higher                              0

*Interpolate at intermediate performance.



17.16 Cook Coal Terminal

Safety Incidence Rate

    Incidence Rate - % Industry Rate                 Performance Factor*
              55 or better                                  1.50
                   65                                       1.25
                   75                                       1.00
                   85                                        .75
                   90                                        .50
                   95                                        .25
             Higher than 95                                   0

*Interpolate at intermediate performance.




17.17  MANAGING  DIRECTOR  - TRANSPORTATION


17.18  Cook Coal Terminal

Adjusted Expenses

            Adjusted Expenses                        Performance Factor*
         $7.30 million or better                            1.50
                  $7.50                                     1.25
                  $7.70                                     1.00
                  $7.90                                      .75
                  $8.10                                      .50
                  $8.30                                      .25
         $8.50 million or higher                              0

*Interpolate at intermediate performance.




17.19  River Transportation

Operating Cost Per Ton Mile

          Mils/Ton Mile ($.00x)                      Performance Factor*
             3.544 or lower                                 1.50
                  3.681                                     1.25
                  3.818                                     1.00
                  3.955                                      .75
                  4.092                                      .50
                  4.229                                      .25
             4.366 or higher                                  0

*Interpolate at intermediate performance.




17.20 Composited Change in Purchased Coal As
Percent of GDP Price Index (Fixed Weight)


PERCENT OF GDP PRICE INDEX (FIXED WEIGHT)            PERFORMANCE FACTOR*
               60 or lower                                  1.50
                   70                                       1.25
                   80                                       1.00
                   100                                       .50
                   110                                       .25
             Higher than 110                                  0

*Interpolate at intermediate performance

Example: If the average percentage increase in the price of purchased coal is 85% of the GDP Price Index, the performance factor is .875.



17.21  River Transportation and Cook Coal Terminal

Safety Incidence Rate

    INCIDENCE RATE - % INDUSTRY RATE                 PERFORMANCE FACTOR*
               55 or lower                                  1.50
                   65                                       1.25
                   75                                       1.00
                   85                                        .75
                   90                                        .50
                   95                                        .25
             Higher than 95                                   0


*Interpolate at intermediate performance